Exhibit 3.16

The following Operating Agreement is compiled from the actual Operating Agreement and subsequent amendment.

OPERATING AGREEMENT

OF

SEMGROUP EUROPE HOLDING, L.L.C.

A DELAWARE LIMITED LIABILITY COMPANY

i

TABLE OF CONTENTS

(continued)

		Page
ARTICLE VIII	DISSOLUTION AND TERMINATION	6
Section 8.1	Dissolution	6
Section 8.2	Winding Up, Liquidation and Distribution of Assets	6
Section 8.3	Articles of Dissolution	6
Section 8.4	Effect of Filing of Articles of Dissolution	6
ARTICLE IX	MISCELLANEOUS PROVISIONS	7
Section 9.1	Applicable	7
Section 9.2	Amendments	7
Section 9.3	Headings	7
Section 9.4	Severability	7
Section 9.5	Heirs, Successors and Assigns	7
Section 9.6	Creditors	7
Section 9.7	Counterparts	7

ii

OPERATING AGREEMENT

OF

SEMGROUP EUROPE HOLDING, L.L.C.

A DELAWARE LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (the “Agreement”) is made and entered into effective as of the 3rd day of January, 2006, by and between SemGroup, L.P., an Oklahoma limited partnership (the “Member”) and SemGroup Europe Holding, L. L. C. (the “Company”).

ARTICLE I

Definitions

Section 1.1 Definitions. The following terms used in this Operating Agreement shall have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time.

“Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member.

“Cash Flow” shall mean the gross cash proceeds from the operation of the Company’s business less the portion thereof used to establish Reserves for or to pay Company expenses, debt payments and capital expenditures. “Cash Flow” shall include any net cash proceeds from the sale or disposition of Company property and from the refinancing of indebtedness of the Company, shall be increased by any reduction of Reserves previously established by the Member, and shall not be reduced by depreciation, cost recovery, amortization or similar noncash deductions.

“Certificate of Formation” shall mean the Certificate of Formation of the Company as amended from time to time as filed under the Act, by the Company with the Secretary of State of Delaware.

“Company” shall refer to SemGroup Europe Holding, L.L.C.

“Entity” shall mean any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or other business entity.

“Fiscal Year” shall mean the period terminating on December 31 of each year during the term hereof or on such earlier date on which the Member’s taxable year ends.

“Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to Section 6.1 of this Operating Agreement.

“Member” shall mean the Person who executed a counterpart of this Operating Agreement as a Member and any Person who may hereafter become a member of the Company.

“Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions and credits of the Company in the aggregate or separately stated, as appropriate, as of the close of each Fiscal year.

“Operating Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person,” where the context so permits.

“Reserves” shall mean funds set aside or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the Member for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

ARTICLE II

Formation of Company

Section 2.1 Formation. The Company shall be, or has been, organized as a Delaware limited liability company by executing and filing the Certificate of Formation with Delaware in accordance with and pursuant to the Act. The rights and obligations of the Members, and the affairs of the Company, shall be governed first by the mandatory provisions of the Act, second by the Company’s Certificate of Formation, third by this Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.

Section 2.2 Name. The name of the Company is “SemGroup Europe Holding, L.L.C.”

Section 2.3 Principal Place of Business. The principal place of business of the Company is 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. The Company may locate its places of business and registered office at any other place or places as the Member may deem advisable.

Section 2.4 Registered Office and Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be as stated in the Certificate of Formation. The Company may also maintain offices at such other place or places as the Members deem advisable.

Section 2.5 Term. The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Act.

Section 2.6 Single Member. LLC. The Company shall have a single member. For federal income tax purposes, the Company will be a disregarded entity.

ARTICLE III

Business of the Company

Section 3.1 Purpose. The business of the Company shall be to provide gathering, transporting, selling, terminalling and or marketing of petroleum products, and to conduct any lawful business whatsoever that may be conducted by limited liability companies pursuant to the Act.

ARTICLE IV

Management of the Company

Section 4.1 Management of the Company. Pursuant to the Certificate of Formation and the Act of the Company and the Act, the Member has the exclusive right to manage the Company’s business. Accordingly, the Member, at times acting through the Management Committee (if appointed hereunder) or acting through officers of the Company (if appointed hereunder): shall have all of the powers of the Company whether derived from law, the Act, the Certificate of Formation, or this Agreement to (i) manage the affairs and business of the Company; (ii) exercise the authority and powers granted to the Company; and (iii) otherwise act in all other matters on behalf of the Company.

Section 4.2 Management Committee. The Member shall have the right to establish and appoint a three (3) member management committee (the “Management Committee”). The Management Committee may exercise any and all powers granted to the Member hereunder. Any action of the Management Committee shall require the affirmative vote of two-thirds (2/3) of the members appointed thereto. A member of the Management Committee shall serve in such position until a successor shall be appointed and qualified; provided, however, that any member of the Management Committee may be removed at any time with or without cause by the Member.

Section 4.3 Officers. The officers of the Company may include a Chief Executive Officer, President, any number of Vice Presidents, Treasurer, Secretary and such other officers as the Member shall designate from time to time. The officers shall be appointed by the Member and shall exercise such powers and perform such duties as are prescribed by the Member. Any number of offices may be held by the same person, as the Member may determine, except that no person may simultaneously hold the offices of President and Secretary. The officers shall hold office for the term for which they were appointed and until their successors are elected and qualified; provided, however, that any officer may be removed at any time with or without cause by the Member.

Section 4.4 Execution of Documents. Any document or instrument of any and every nature, including without limitation, any agreement, contract, deed, promissory note, mortgage or deed of trust, security agreement, financing statement, pledge, assignment, bill of sale and certificate, which is intended to bind the Company or convey or encumber title to its real or personal property shall be valid and binding for all purposes only if executed by the Member or the Company’s officers.

ARTICLE V

Rights and Obligations of Members

Section 5.1 Limitation of Liability. The Member will not be personally liable for any obligations, liabilities, debts or losses of the Company, whether arising in tort, contract or otherwise, except as otherwise required by law.

Section 5.2 Right to Indemnification. Subject to the limitations and conditions provided in this Article V and in the Act, each Person (“Indemnified Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he was or is a Member, an officer of the Company a member of the Management Committee or he was or is the legal representative of or a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a Member, of an officer of the Company or of a member of the Management Committee, shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys’ fees) actually incurred by such Indemnified Person in connection with such Proceeding if such Indemnified Person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the Indemnified Person had reasonable cause to believe that his conduct was unlawful.

Section 5.3 Survival. Indemnification under this Article V shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article V shall be deemed contract rights, and no amendment, modification or repeal of this Article V shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

Section 5.4 Advance Payment. The right to indemnification conferred by this Article V shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred in advance of the final disposition of the Proceeding and without any determination as to the Indemnified Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnified Person of his good faith believe that he has met the standard of conduct necessary for indemnification under this Article V and a written undertaking, by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified under this Article V or otherwise.

Section 5.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred by this Article V shall not be exclusive of any other right which a Person may have or hereafter acquire under any law (common or statutory), provision of the Articles of Organization or Operating Agreement, agreements, vote of members or otherwise.

Section 5.6 Savings Clause. If Section 5.2 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

Contributions to the Company

Section 6.1 Member’s Initial Capital Contributions. The Member has contributed in immediately available U.S. funds, or in fair market value of property or services rendered, or a promissory note or other binding obligations to contribute cash or property or to perform services, that amount set forth opposite the Member’s name on Exhibit A hereto, for the number of Units set forth opposite the Member’s name thereon.

Section 6.2 Subsequent Contributions, The Member shall not be obligated to make any Capital Contributions to the Company other than those set forth in Section 6.1.

ARTICLE VII

Allocations and Distributions

Section 7.1 Allocations of Profits and Losses. All of the Net Profits and Net Losses of the Company for each Fiscal Year shall be allocated to the Member.

Section 7.2 Distributions of Cash Flow. Cash Flow shall be distributed to the Member at such time or times as the Member shall determine in its sole discretion.

Section 7.3 Limitation upon Distributions.

A. No distribution or return of capital contributions may be made and paid if, after the distribution or return of a capital contribution, either:

(i) the Company would be insolvent; or

(ii) the net assets of the Company would be less than zero.

B. The Member may base a determination that a distribution or return of a capital contribution may be made under Section 7.3.A. in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

ARTICLE VIII

Dissolution and Termination

Section 8.1 Dissolution.

A. The Company shall be dissolved upon the occurrence of any of the following events:

(i) the entry of a decree of judicial dissolution under the Act;

(ii) pursuant to Section 2.5 hereof;

(iii) by the written agreement of the Member; or

(iv) upon the death, retirement, resignation, court declaration of incompetence, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member.

Section 8.2 Winding Up, Liquidation and Distribution of Assets.

A. If the Company is dissolved and its affairs are to be wound up, the Member is directed to:

(i) sell or otherwise liquidate such of the Company’s assets as may be required to discharge all liabilities of the Company, including any liabilities to the Member and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(ii) distribute the remaining assets to the Member, such distribution to be made either in cash or in kind, as determined by the Member (or his Representative).

B. Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

Section 8.3 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, Certificate of Cancellation, as required by the Act, shall be executed and filed.

Section 8.4 Effect of Filing of Certificate of Cancellation. Upon the filing of

Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Member (or its Representative) shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE IX

Miscellaneous Provisions

Section 9.1 Applicable, This Operating Agreement, and its interpretation, shall be governed exclusively by its terms and by the laws of the State of Delaware (other than its conflicts of laws rules) and specifically the Act.

Section 9.2 Amendments. This Operating Agreement may not be amended except in writing signed by the Member.

Section 9.3 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

Section 9.4 Severability. If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 9.5 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 9.6 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or of the Member.

Section 9.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the Company and the Member have executed this Operating Agreement on the date first written above.

MEMBER:

SEMGROUP, L.P.

By its General Partner, SemGroup GP, L.L.C.

By:	/s/ Gregory C. Wallace
	Name:	Gregory C. Wallace
	Title:	Vice President and Secretary

COMPANY:

SEMGROUP EUROPE HOLDING, L.L.C.

By its Sole Member, SemGroup L.P., by its
General Partner SemGroup G.P., L.L.C.

By:	/s/ Gregory C. Wallace
	Name:	Gregory C. Wallace
	Title:	Vice President and Secretary

EXHIBIT A

Name and Address	Amount of Contribution	Number of Units	% of Units Issued
SemGroup, L.P. 6120 South Yale, Suite 700 Tulsa, Oklahoma 74136	$1,000.00	1,000	100%
Total Issued		1,000	100%
Total Outstanding		1,000